UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 20, 2019

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

950 S. Cherry St., Suite 1515, Denver, Colorado	80246
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

Not Applicable
Former Name, Former Address or Former Fiscal Year,
If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 14, 2019, U.S. Energy Corp. (the “Company”) received a letter from its largest shareholder, APEG Energy II, L.P. (“APEG II”), urging the Company to work with APEG II and other shareholders to establish a seven-person, independent board of directors, establish a corporate business plan, cut the Company’s corporate general and administrative expenses, and change the leadership of the Company. The Company believes that APEG II owns approximately 43% of the outstanding common stock of the Company.

On February 18, 2019, by letter, the Company responded to APEG II’s letter stating that the Company has been working to transition from a non-operating model to an operating model over the last several years. Further, the Company’s response stated that over the course of the previous 18 months, the Company had been in negotiations with an affiliate of APEG II, APEG Energy, L.P. (“APEG Energy”) regarding the purchase by the Company of certain oil and gas assets from APEG Energy. After lengthy negotiations, the Company and APEG Energy could not agree on a price that would be accretive to shareholders and such transaction was not consummated. The Company’s response letter further stated that it was agreeable to filing the open seat on the Company’s five-person board of directors with a qualified and independent director.

On February 19, 2019 the Company made a borrowing request in the amount of $5,063,380.09 under the Credit Agreement dated July 30, 2010, as amended on April 10, 2012, July 23, 2013, July 16, 2015, August 11, 2016, and June 28, 2017 (the “Credit Agreement”) among the Company’s wholly-owned subsidiary Energy One LLC (“Energy One”), APEG II as the administrative agent and lender, and the Company as guarantor.

On February 20, 2019, the Company received a notice of default (the “Notice”) under the Credit Agreement from APEG II.

The Notice claimed that an event of default occurred and continues to exist under that certain Exchange Agreement, effective October 3, 2017, by and among APEG II, the Company and Energy One (the “Exchange Agreement”) and that as a result APEG II would not fund the Company’s borrowing request.

The Notice advised the Company that APEG II reserved all rights to proceed with its remedies under the Credit Agreement, including, without limitation, declaring the amounts outstanding to be immediately due and payable and liquidating properties. Currently, approximately $936,000 of borrowings are outstanding under the Credit Agreement. As of the date of this report, APEG II has not accelerated the outstanding amount.

By letter dated February 21, 2019, the Company informed APEG II that no event of default has occurred and is continuing under either the Exchange Agreement or the Credit Agreement.

Pursuant to the terms of the Credit Agreement, APEG II had three business day to fund the Company’s February 19, 2019 borrowing request of $5,063,380.09. On February 22, 2019, APEG II failed to fund the Company’s borrowing request and the Company is reserving all of its rights, remedies and options with respect to the Credit Agreement and the borrowing request. On February 22, 2019, the Company received another letter from counsel to APEG II reiterating that the Company was in default under the Credit Agreement and the Exchange Agreement. Such letter further asserted that APEG II was unilaterally rescinding the Exchange Agreement and tendering all of its shares of Company common stock in return for reinstatement of the approximately $5.1 million in Company indebtedness originally exchanged for the Company common stock held by APEG II. APEG II made additional claims as to security pledged under the Credit Agreement. The Company has responded that these original and additional claims are without merit. The Company intends to enforce its rights under the Credit Agreement and to defend vigorously the claims made by APEG II.

On February 25, 2019, APEG II provided an access termination notice to the Company’s bank, and the bank has confirmed to the Company that access to the Company’s and Energy One’s collateral accounts has been terminated. As a result, the Company no longer has access to its collateral accounts containing the majority of the Company’s cash. The Company believes that this action by APEG II is unlawful and intends to take all actions necessary to enforce its rights under the Credit Agreement and to defend vigorously the claims made by APEG II.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: February 26, 2019	By:	/s/ Ryan Smith
Ryan Smith
Chief Financial Officer